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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Apertus Technologies Incorporated of our report dated May 5, 1995, included in the 1995 Annual Report to Shareholders of Apertus Technologies Incorporated.

Our audit also included the financial statement schedule of Apertus Technologies Incorporated listed in Item 14(a) related to information as of April 2, 1995 and for the year then ended. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-91060) pertaining to the Lee Data Corporation Savings and Investment Plan, in the Registration Statement (Form S-8 No. 33-50648) pertaining to the Apertus Technologies Incorporated Stock Acquisition Loan Assistance Program, in the Registration Statement (Form S-8 No. 33-77176) pertaining to the Apertus Technologies Incorporated 1993 Stock Acquisition Loan Assistance Program, and in the Registration Statement (Form S-8 No. 33-88884) pertaining to the Apertus Technologies Incorporated 1990 Amended Long-Term Incentive Plan, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Apertus Technologies Incorporated.


                                        /s/ ERNST & YOUNG LLP


Minneapolis, Minnesota
June 23, 1995